EXHIBIT 10.14

KRONOS INCORPORATED

SUMMARY OF COMPENSATION ARRANGEMENTS WITH DIRECTORS

The Board of Directors (the “Board”) of Kronos Incorporated (“Kronos”) has approved compensation arrangements for non-employee directors of Kronos. Pursuant to these arrangements, Kronos compensates non-employee members of the Board through a mixture of cash and equity-based compensation. Each non-employee director receives a quarterly retainer of $1,250 for his services as a director and $2,750 for each Board meeting attended. Each member of the Audit Committee and Compensation Committee receives $2,000 for all telephonic meetings in excess of 45 minutes and for each committee meeting attended that is not held on the same day as or the day before a scheduled Board meeting, and $1,000 for each committee meeting which is held on the same day as or the day before a scheduled Board meeting. In addition, the chairman of the Audit Committee of the Board of Directors receives a quarterly retainer of $1,500 and each member of the Audit Committee receives $500 quarterly. The chairman and members of the Compensation Committee receive a quarterly retainer of $1,500 and $500 respectively and the chairman of the Nominating Committee receives a quarterly retainer of $500. Kronos also reimburses expenses incurred by non-employee directors to attend Board and committee meetings.

Each non-employee director receives an annual stock option grant to purchase shares of Kronos’ common stock at a price equal to the fair market value of Kronos’ common stock on the date of grant, so long as that director meets the stock ownership guidelines established by the Board. Pursuant to the terms of Kronos’ 2002 Stock Incentive Plan, as amended and restated, the number of shares underlying each such annual option grant is 6,750, subject to increase (up to a maximum of 7,500 shares annually) or decrease in the discretion of the Board. Pursuant to stock ownership and retention guidelines adopted by the Board, each director is required to purchase a minimum of $100,000 worth of Kronos stock valued at time of purchase and to maintain this minimum amount of stock ownership throughout his tenure on the Board. New directors have three years after their election to the Board to purchase this minimum amount at the rate of at least one-third per year.

Directors who are also Kronos employees do not receive cash or equity compensation for service on the Board in addition to compensation payable for their service as employees of Kronos.